Exhibit 99.2

福建省福州市台江区望龙二路1号国际金融中心（IFC）37层（350005）

电话：+86-591-87850803         传真：+86-591-87816904

37/F, IFC, No.1, Wanglong 2nd Avenue, Taijiang District, Fuzhou, Fujian 350005 P. R. China

Tel: +86-591-87850803      Fax: +86-591-87816904

www.allbrightlaw.com

TO: Yukai Health Group Limited

Second Floor, Century Yard, Cricket Square

P. O. Box 902, Grand Cayman, KY1-1103

Cayman Islands

September 16, 2022

Re: PRC Legal Opinion for Certain Legal Matters of the Initial Public Offering of YUKAI Health Group Limited

We are acting as the People’s Republic of China (the “PRC,” which for the purpose of this legal opinion, does not include Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan) legal adviser to YUKAI Health Group Limited (the “Company”), in connection with the Company’s initial public offering and sale of a certain number of ordinary shares with a par value of US$0.0005 per share (the “Ordinary Shares”) pursuant to the Company’s registration statement on Form F-1, including all amendments and supplements thereto (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the “Offering”).

We are licensed lawyers in the PRC and are authorized by the Ministry of Justice of the PRC to issue legal opinions in relation to the above matters in accordance with the published and publicly available PRC laws, regulations, rules and judicial interpretations announced by the PRC Supreme People’s Court (collectively the “PRC Laws”), such licenses and authorization of which have not been revoked, suspended, restricted, or limited in any manner whatsoever.

A.	Documents Examined, Definition and Information Provided

In connection with this opinion letter, we have examined copies, certified or otherwise identified to our satisfaction, of documents provided by the Company, the Registration Statement, corporate records, certificates, Approvals (as defined below), and such other documents and other instruments as we have deemed necessary for the purpose of rendering this opinion, including, without limitation, originals or copies of the certificates issued by the PRC Government Authorities (as defined below) and certificates issued by officers of the Company. All of these documents are hereinafter collectively referred to as the "Documents."

Unless the context of this opinion otherwise provides, the following terms in this opinion shall have the meanings set forth below:

“Government Authorizations” means all government authorizations, consents, waivers, sanctions, certificates, authorizations, filings, registrations, exemptions, permissions, endorsements, annual inspections, qualifications, and licenses required by applicable PRC Laws.

“Fujian Yukai” or “WFOE” means Fujian Yukai Health Technology Co., Ltd., a limited liability company formed in the PRC;

“Fuzhou Yukai” means Fuzhou Yukai Trading Co., Ltd., Fujian Yukai’s wholly-owned subsidiary, a limited liability company formed in the PRC;

“PRC Subsidiaries” means Fujian Yukai and Fuzhou Yukai;

“CSRC” means the China Securities Regulatory Commission, and

“Prospectus” means the prospectus, including all amendments and supplements thereto, that forms part of the Registration Statement.

Capitalized terms used but not defined herein shall have the meanings set forth in the Registration Statement.

B.     Assumptions

In our examination of the aforesaid Documents, we have assumed, without independent investigation and inquiry that:

1.	all signatures, seals and chops are genuine and were made or affixed by representatives duly authorized by the respective parties, all natural persons have the necessary legal capacity, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photo static copies conform to the originals;

2.	no amendments, revisions, modifications or other changes have been made with respect to any of the Documents after they were submitted to us for the purposes of this opinion; and

3.	each of the parties to the Documents (except that we do not make such assumptions about the PRC Subsidiaries) is duly organized and validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation, and has been duly approved and authorized where applicable by the competent governmental authorities of the relevant jurisdiction to carry on its business and to perform its obligations under the Documents to which it is a party.

In expressing the opinions set forth herein, we have relied upon the factual matters contained in the representations and warranties set forth in the Documents.

C.       Opinion

Based upon the foregoing, we are of the opinion that:

1.	With respect to the M&A Rules

On August 8, 2006, six PRC regulatory agencies, namely, the Ministry of Commerce (“MOC”), the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the State Administration for Foreign Exchange, and the China Securities Regulatory Commission (“CSRC”), jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which became effective on September 8, 2006 and were amended on June 22, 2009. M&A Rules require, (i) the merger and acquisition of a domestic enterprise with or by a domestic enterprise or individual, that has related party relationship with the target company, in the name of an overseas company legitimately incorporated or controlled by the domestic enterprise, enterprise or individual, shall be subject to examination and approval by MOC; (ii) offshore special purpose vehicles, or SPVs, formed for the purpose of acquiring PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange.

Fujian Yukai was originally established by the Company as a foreign-invested enterprise. Fuzhou Yukai became a sino-foreign equity joint venture, instead of a domestic enterprise, before the acquisition of Fuzhou Yukai by Fujian Yukai (the "Acquisition"). Therefore, the M&A Rules do not apply to the Company, no approval from the MOC is required for the Acquisition, and the Company is not required to obtain the prior approval from CSRC for the listing and trading of the Company's Ordinary Shares on an overseas stock exchange either.

2.	Taxation

The statements set forth under the caption “Taxation” in the Prospectus, insofar as they constitute statements of PRC tax law, are accurate in all material respects and that such statements constitute our opinion, and insofar as related to PRC Laws nothing has been omitted from such statements which would make the same misleading in all material respects.

3.	Enforceability of Civil Procedures

The recognition and enforcement of foreign judgments are subject to compliance with the PRC Civil Procedures Law and relevant civil procedure requirements in the PRC. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other forms of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in China will not enforce a foreign judgment against the Company or its directors and officers, if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands.

4.	Licenses and Permits

PRC Subsidiaries have received from PRC authorities all requisite licenses, permissions or approvals needed to engage in the businesses currently conducted in China, and no permission or approval has been denied as of the date of this opinion letter. Such licenses and permissions include business license, and Class II medical device selling record certificate.

5.	Cybersecurity Review and Overseas Listing Rules

On December 28, 2021, the Measures for Cybersecurity Review (2021 version) were promulgated and took effect on February 15, 2022, which provide that any “online platform operators” controlling personal information of more than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review. Neither the Company nor any of its PRC Subsidiaries are expected to be subject to cybersecurity review, since the Company and its PRC Subsidiaries do not meet the definition of the “operator of critical information infrastructure” (“CIIO”) or “online platform operator” and do not possess personal information of over one million users. As of the date of this opinion letter, as confirmed by Fuzhou Yukai in writing, neither the Company nor any of its PRC Subsidiaries have received any notice from any authorities identifying the Company or any of its PRC Subsidiaries as a CIIO or requiring the Company or any of its PRC Subsidiaries to undertake a cybersecurity review or otherwise been involved in any investigations on cybersecurity review initiated by the Cyberspace Administration of China.

On December 24, 2021, the CSRC released the Draft Rules Regarding Overseas Listing, which had a comment period that expired on January 23, 2022. The Draft Rules Regarding Overseas Listing lay out the filing regulation arrangement for both direct and indirect overseas listing and clarify the determination criteria for indirect overseas listing in overseas markets.

The Draft Rules Regarding Overseas Listing stipulate that Chinese-based companies, or the issuers, shall fulfill the filing procedures within three working days after the issuer makes an application for initial public offering and listing in an overseas market. The required filing materials for an initial public offering and listing should include at least the following: record-filing report and related undertakings; regulatory opinions, record-filing, approval and other documents issued by competent regulatory authorities of relevant industries (if applicable); and security assessment opinion issued by relevant regulatory authorities (if applicable); PRC legal opinion; and prospectus.

As of the date of this documents, The Draft Rules Regarding Overseas Listing have not been formally adopted. The provisions and anticipated effective date of it are subject to changes and interpretation, and its implementation remains uncertain. The Company is currently not required to obtain any permission from or complete any filing with CSRC.

6.	Statements in the Prospectus

The statements in the Prospectus under the captions “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” “Enforceability of Civil Liabilities,” “Use of Proceeds,” “Regulations,” “Management,” “Taxation,” “Dividend Policy,” and “Legal Matters,” insofar as such statements constitute summaries of the PRC legal matters, documents or proceedings referred to therein, in each case to the extent, and only to the extent, governed by PRC Laws, fairly present the information and summarize in all material respects the matters referred to therein; and such statements are true and accurate in all material aspects, and correctly set forth therein, and nothing has been omitted from such statements which would make the same misleading in any material respect.

D.      Consent

We hereby consent to the use of our name under the captions “Prospectus Summary,” “Risk Factors,” “Enforceability of Civil Liabilities,” “Taxation,” “Legal Matters,” and elsewhere in the Registration Statement.

This opinion letter relates only to PRC Laws and we express no opinion as to any laws other than PRC Laws. PRC Laws referred to herein are laws currently in force as of the date of this opinion letter and there is no guarantee that any of such PRC Laws, or the interpretation thereof or enforcement therefor, will not be changed, amended or revoked in the immediate future or in the longer term with or without retroactive effect.

We hereby consent to the use of this opinion letter in, and the filing hereof as an exhibit to, the Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Very truly yours,

/s/ ALLBRIGHT LAW OFFICES (FUZHOU)
ALLBRIGHT LAW OFFICES (FUZHOU)

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